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                                                                  EXHIBIT 10.51

                                   AGREEMENT

         This agreement is between Robert C. Joyner and Paracelsus Healthcare Corporation ("PHC") dated June 12, 1997.

         WHEREAS Joyner had an employment contract with PHC dated July 17, 1996 and effective August 16, 1996 ("Employment Contract");

         WHEREAS PHC terminated Joyner's employment on May 15, 1997; and

         WHEREAS Joyner and PHC wish to resolve certain issues related to the interpretation of the Employment Contract;

         Joyner and PHC therefore agree as follows:

1. PAYMENT. PHC shall pay Joyner $574,556, less any withholding deductions required by federal, state, or local law, by June 15, 1997.

2. PERFORMANCE BONUS. For each of 1997, 1998, and the period from January 1, 1999 through August 15, 1999 ("the 1999 period"), PHC shall treat Joyner as if he were a participant in the PHC Executive Officer Performance Bonus Plan or any similar or successor bonus plan ("Plan") based on PHC's performance with a position comparable to a senior vice president for operations, legal, or market development. Joyner's maximum potential bonus shall be $144,000 for each of 1997 and 1998. For the 1999 period, the potential bonus for Joyner shall be
62.5 percent of the annual bonus that would have been paid, with a maximum potential bonus of $90,000. PHC shall make the payment to Joyner, if one is required, when it makes other payments under the Plan. If a "Change in Control" of PHC occurs, as defined in section 4(iv) of the Employment Contract, and if PHC or its successor does not continue with a Plan, PHC shall pay Joyner within 30 days of the Change in Control an amount equal to the bonus amount, if any, that would have been paid under section 5(a)(2) of the Employment Contract calculated as of the




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date of Change in Control through the 1999 period. That bonus amount shall be determined in the same way as bonus amounts are determined for employees with contracts similar to the Employment Contract who leave PHC as a result of the Change in Control.

3. SERP. PHC shall make payments to Joyner under PHC's Restated and Amended Supplemental Executive Retirement Plan, which was effective January 1, 1996 ("SERP"), beginning on July 1, 1997 and ending on April 1, 2002 in accordance with the terms of Schedule A to this Agreement. PHC shall not rely on "extraordinary circumstances" under article 4.2(c) of the SERP to delay or deny payments as required by Schedule A. If PHC fails to make three consecutive payments required by Schedule A, Joyner may require PHC to make an immediate payment of the full amount of the remaining unpaid principal plus interest on that amount through the date of payment. PHC shall not offset its obligations under this paragraph against any other claims it may have now or in the future against Joyner.

4.       OTHER BENEFITS AND PROVISIONS IN THE EMPLOYMENT CONTRACT.

         (a) PHC and Joyner shall comply with section 5(a)(3) and paragraphs 1, 2, and 3 of Exhibit A of the Employment Contract and with the August 9, 1996 Non-Qualified Stock Option Agreement between PHC and Joyner.

         (b) Section 10(b) of the Employment Contract, the provision on noncompetition, shall not apply, and Joyner does not need to comply with it.

         (c) PHC and Joyner shall comply with section 11 of the Employment Contract except that section 11 shall apply until the Confidential Information becomes public. The time periods that section 10(b) shall not apply. Joyner shall not waive any privilege or right of non-disclosure, including the attorney-client privilege, belonging to PHC and is not authorized to do so.




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         (d) Joyner shall receive accrued and vested benefits under PHC's
401(k) plan through May 15, 1997. PHC shall make no contributions to its 401(k) plan for the benefit of Joyner for the period after May 15, 1997.

5. RELEASE BY PHC. PHC and its predecessors, affiliates, successors, and assigns fully forever relieve, release, and discharge Joyner and his heirs, executors, administrators, agents, successors, and assigns of and from any and all claims, liabilities, defenses, arguments, demands, obligations, damages, and causes of action of whatsoever kind or nature, whether known or unknown, fixed or contingent, in law or equity or otherwise, arising in whole or in part from or related in any way to the position that PHC could have terminated Joyner's employment for cause under the Employment Contract as of the date of this Agreement on the basis of facts known to PHC at that time and that any payment required to be made by PHC to Joyner under the Employment Contract or the SERP should be less than the total of the amounts paid pursuant to paragraphs 1, 2, 3, and 4 of this Agreement ("PHC Claims").

         (a) This release does not extend to any claim PHC may have arising out of this Agreement.

         (b) PHC represents that it has not assigned or transferred any PHC Claims to any person or entity and covenants and agrees not to bring or pursue against Joyner, or assert by way of offset or recoupment, any PHC Claims.

         (c) This release does not waive or release any rights or claims that PHC may have arising after the date it signs this Agreement.

6. RELEASE BY JOYNER. Joyner and his heirs, executors, administrators, agents, successors, and assigns fully and forever relieve, release, and discharge PHC, its predecessors, successors, assigns, related entities (including parent, subsidiaries, or affiliates and any employee benefit or deferred compensation plans of any of them), and their present, former, or future employees, officers, directors, counsel, agents, and anyone acting on their behalf (collectively the "Released




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Parties") of and from any and all claims, liabilities, defenses, arguments, demands, obligations, damages, and causes of action of whatsoever kind or nature, whether known or unknown, fixed or contingent, in law or equity or otherwise, arising in whole or in part from or related in any way to the Employment Contract, the SERP, or any obligation of PHC to pay to Joyner, in the past, now, or in the future, any compensation, deferred compensation, severance, vacation pay, supplemental executive retirement payments, or any other form of remuneration ("Joyner Claims").

         (a) If PHC asserts a claim or cause of action against him, Joyner, in response to any judgment or award against him and limited by the amount of that judgment or award, may assert a claim to a lump-sum payment under the SERP.

         (b) This release does not extend to any claim Joyner may have arising out of this Agreement. Compliance with this Agreement constitutes full performance by PHC of the Employment Contract and the SERP and fully discharges PHC's obligations under them.

         (c) Joyner represents that he has not assigned or transferred any Joyner Claims to any person or entity and covenants and agrees not to bring or pursue against PHC or the other Released Parties, or assert by way of offset or recoupment (except as provided in paragraph 6(a)), any Joyner Claims.

(d) This release does not waive or release any rights or claims that Joyner may have arising after the date he signs this Agreement.

7. TERMINATION OF EMPLOYMENT. As of May 15, 1997, Joyner ceased to be employed by PHC and no longer holds any position, including those of officer or employee in PHC or of director, officer, or employee in its affiliates or any entity in which Joyner held such a position at the request of PHC.




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8. COOPERATION. Joyner shall cooperate fully with PHC and its attorneys in connection with any and all ongoing and future or possible civil, government, or other investigation, proceeding, matter, or litigation. This cooperation includes Joyner's promise to make himself available to met with PHC's attorneys at mutually reasonable times and upon reasonable advance notice and to testify and provide information truthfully and completely. PHC shall reimburse Joyner for all out-of-pocket expenses he incurs in connection with any cooperation that he provides at the express request of PHC and shall not request cooperation for unreasonable lengths of time or in a way that is unduly burdensome to Joyner. In particular, Joyner does not need to make himself available to PHC for more than 10 hours a month through July 31, 1999 and for such lesser periods as required after that. Nothing in this paragraph prevent Joyner from cooperating with others in connection with any civil, government, or other investigation, proceeding, or litigation.

9. SUCCESSORS AND ASSIGNS. This Agreement shall insure to the benefit of and shall be binding upon the successors, assigns, heirs, administrators, and executors of the parties to this Agreement and each of them.

10. REPRESENTATIONS. Each party warrants and represents to the other that each is fully and duly authorized and empowered to enter into this Agreement and to perform in accordance with its terms.

11. DISPUTE RESOLUTION. (a) Subject to paragraph 11(b)-(c), sections 9 and 15 of the Employment Contract shall apply to and govern disputes and claims as described in those sections and articles 7, 8, 11.8, and 11.16 of the SERP shall apply to and govern disputes and claims as described in those articles.

         (b) All claims, controversies, or disputes arising out of or related to this Agreement, including those related to the validity, enforcement, or interpretation of it and including those not clearly and solely covered by paragraph 11(a), shall be governed by the law of the state of Texas (excluding conflict of laws principles). If any action, suit, or other proceeding is instituted to enforce or interpret this Agreement or to remedy, prevent, or obtain relief from breach of this



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Agreement, the prevailing party shall recover all of such party's attorneys fees and costs incurred in each such action, suit, or proceeding.


         (c) To the extent a dispute or claim does not arise clearly or solely under the Employment Contract or the SERP, it shall be considered a claim arising solely under this Agreement.

12. RELATIONSHIP TO OTHER AGREEMENTS. The terms of this Agreement govern and control to the extent they conflict or are inconsistent with the terms of the Employment Contract, the SERP, or any other agreement, oral or written, between PHC and Joyner. This Agreement may not be modified except by a writing signed both by Joyner and PHC.

13. EXECUTION IN COUNTERPARTS. This Agreement may be executed and delivered in counterparts or copies by the parties to this Agreement ("counterpart"). When each party has signed and delivered (by fax or otherwise) at least one counterpart to the other party to this Agreement, each counterpart shall be deemed an original and, taken together, the counterparts shall constitute one and the same Agreement, which shall be binding and effective.




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         IN WITNESS WHEREOF, the parties to this Agreement have approved and executed this Agreement as of the date set forth above. The signatures below satisfy the amendment and waiver provision of section 13 of the Employment Contract.



                                         Paracelsus Healthcare Corporation



                                         By:
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                                             James G. VanDevender
                                             Senior Executive Vice President
                                             Chief Financial Officer
                                             Paracelsus Healthcare Corporation




                                             ------------------------------
                                             Robert C. Joyner